Dice Holdings, Inc. Reports Second Quarter 2007 Results

•	Revenues totaled $34.5 million, an increase of $15.3 million, or 79%, including $8.1 million from the eFinancialCareers acquisition, which closed in October 2006
•	Net income totaled $1.6 million
•	Earnings per diluted share were $0.03
•	Cash flow from operations totaled $12.9 million
•	Adjusted EBITDA totaled $14.7 million, an increase of 81% (See “Notes Regarding the Use of Non-GAAP Financial Measures”)

New York, New York, August 15, 2007—Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized career websites for professional communities, today reported financial results for the second quarter ended June 30, 2007.

Second Quarter Operating Results

Total revenues for the quarter ended June 30, 2007 increased 79% to $34.5 million versus $19.2 million in the comparable quarter of 2006. The increase was primarily driven by an increase in the number of recruitment package customers and in the average revenue per recruitment package customer at Dice.com. Also contributing to the increase were revenues from the eFinancialCareers businesses acquired in October 2006. Pro forma total revenues for the second quarter of 2006 would have been $24.6 million had Dice Holdings owned eFinancialCareers during that period.

Operating income for the quarter ended June 30, 2007 increased $3.5 million to $7.5 million, or 21.7% of revenues. This compares to $4.0 million, or 20.8% of revenues for the comparable period in 2006. The increase in operating income reflects higher revenues and greater operating leverage at Dice.com. Net income for the current quarter was $1.6 million, compared with $1.9 million for the second quarter of 2006. Earnings from continuing operations per diluted share were $0.03 for the current quarter, compared with $0.04 for the same period last year.

Net cash provided by operating activities for the second quarter ended June 30, 2007 was $12.9 million, compared with $10.6 million for the second quarter last year.

Adjusted EBITDA for the second quarter of 2007 was $14.7 million, compared with $8.1 million for the second quarter of 2006. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Operating Segments

Dice Holdings, Inc. operates in two distinct business segments: DCS Online and eFinancialCareers. The other businesses operated by Dice Holdings, which include the eFinancialCareers operations within the United States, JobsintheMoney.com, Targeted Job Fairs, and the Company’s joint venture in India, are reported in the Other category.

DCS Online, which accounted for 73% of Dice Holdings’ consolidated revenues in the second quarter of 2007, consists of Dice.com and ClearanceJobs.com. For the second quarter of 2007, DCS Online revenues were $25.2 million, a 36.3% increase over the second quarter of 2006, primarily driven by an increase in recruitment package customers at Dice.com and an overall increase in revenue at ClearanceJobs.com. Within the segment, Dice.com represented a significant majority of total revenues for the period.

eFinancialCareers, which accounted for 19% of Dice Holdings’ consolidated revenues in the second quarter of 2007, consists of the eFinancialCareers operations outside the United States. For the second quarter of 2007, eFinancialCareers’ revenues were $6.5 million. Pro forma revenues for the second quarter of 2006 would have been $4.0 million for this segment had Dice Holdings owned eFinancialCareers during that period.

Other revenues, which accounted for the remainder of Dice Holdings’ consolidated revenues in the second quarter of 2007, consists of the eFinancialCareers operations within the United States, JobsintheMoney.com, Targeted Job Fairs, and the Company’s joint venture in India. For the second quarter of 2007, Other revenues were $2.8 million, compared with $0.7 million for the comparable period in 2006. Pro forma revenues for the second quarter of 2006 would have been $2.1 million for this segment had Dice Holdings owned eFinancialCareers during that period.

Six-Month Operating Results

Total revenues for the six months ended June 30, 2007 increased 84% to $65.0 million, compared to $35.3 million in the comparable period in 2006. The increase was primarily driven by a greater number of recruitment package customers served and an increase in the average revenue per recruitment package customer at Dice.com, as well as revenues from the addition of the eFinancialCareers businesses. Pro forma total revenues for the six months ended June 30, 2006 would have been $45.2 million had Dice Holdings owned eFinancialCareers during that period.

By segment, DCS Online revenues increased 43% to $48.6 million for the six month period ended June 30, 2007, while eFinancialCareers contributed revenues of $11.6 million. Other revenues also increased over the prior period from $1.4 million in the first six months of 2006 to $4.8 million in the comparable period of 2007. Pro forma revenues for the six months ended June 30, 2006 would have been $7.3 million for the eFinancialCareers segment and $4.0 million for the Other segment had Dice Holdings owned eFinancialCareers during that period.

Operating income for the six months ended June 30, 2007 increased $5.6 million to $11.6 million, or 17.9% of revenues, from $6.0 million, or 17.0% of revenues for the comparable period in the prior year. Net income for the first six months of 2007 was $9.5 million, compared with $2.3 million for the year ago period.

For the six month period ended June 30, 2007, net cash provided by operating activities was $27.5 million compared with $20.2 million for the same period last year.

Adjusted EBITDA for the six months ended June 30, 2007 was $26.1 million, compared with $14.9 million for the same period in 2006. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Balance Sheet

Dice Holdings’ deferred revenue balance at June 30, 2007 was $44.0 million, representing a 67% increase from the balance of $26.4 million at June 30, 2006. The increase was primarily attributable to having a greater number of recruitment package customers and a higher percentage of those customers under annual agreements than at June 30, 2006, and, to a lesser extent, to the addition of the eFinancialCareers businesses. This also represented a 4% increase from the $42.3 million balance at March 31, 2007.

Net debt, defined as total debt less cash and cash equivalents and marketable securities, decreased $11.3 million to $171.4 million at June 30, 2007 (consisting of total debt of $180.0 million minus cash and cash equivalents and marketable securities of $8.6 million), from a net debt balance of $182.7 million at March 31, 2007 (consisting of total debt of $191.0 million minus cash and cash equivalents and marketable securities of $8.3 million).

Management Comments

Scot Melland, Chairman, President and Chief Executive Officer, stated “We are pleased with our second quarter results, which were characterized by strong organic growth in our key business segments. Dice.com was the primary contributor, although eFinancialCareers, which we acquired in October 2006, continued to exceed our expectations in terms of growth and profitability.” Melland continued, “As we enter the second half of the year, we continue to focus on execution of our operating plan and building our professional communities, where employers and recruiters can access hard-to-find, experienced talent. Ultimately, as we invest against this global opportunity, we are confident in our ability to create value for shareholders. ”

Mike Durney, Senior Vice President, Finance and Chief Financial Officer, added “Our performance in the second quarter was characterized by continued growth in recruitment package customers and higher average revenue per customer at Dice.com, as well as the addition of eFinancialCareers, which continues to demonstrate terrific momentum. Operating margins for the period remained strong, exceeding 40% at the adjusted EBITDA level and 21% at the operating income level, and we were pleased with these results which highlight the leverage in our business model, particularly during a period of significant investments in sales and marketing. To that point, the overall efficiency of our operating structure continues to support our ability to generate strong levels of free cash flow while reinvesting in our customers and professional communities.”

Recent Developments

Dice Holdings Completes Initial Public Offering

On July 23, 2007, the Company successfully completed its initial public offering of 16,700,000 shares of its common stock at a price of $13 per share. Of the shares offered, 6,700,000 were offered by the Company and 10,000,000 were offered by selling stockholders. The proceeds to the Company were approximately $81.0 million, net of underwriting commissions and discounts, but before expenses of the offering. The Company’s common stock is listed on the New York Stock Exchange under the symbol “DHX”.

As a result of the initial public offering, the Company has reduced borrowings outstanding. Net debt as of July 31, 2007 was $87.1 million (consisting of total debt of $129.0 million minus cash and cash equivalents and marketable securities of $41.9 million), compared with a net debt balance of $171.4 million at June 30, 2007. Accordingly, the Company expects to incur lower interest expense in future periods than it did in the second quarter.

Business Outlook

As of August 15, 2007, the Company anticipates the following financial performance for the remainder of 2007:

	Quarter Ended September 30, 2007	Quarter Ended December 31, 2007
Total Revenue	$36 - $37mm	$37 - $38mm
Estimated Contribution % By Segment
DCS Online	71%	70%
eFinancialCareers	21%	22%
Other	8%	8%

% of Revenue:
Sales & Marketing expense	38 – 40%	37 – 39%
Net Income Margin	8 – 9%	11 – 12%
Adjusted EBITDA Margin	40-41%	42-43%

Other Items:
Non-cash stock based compensation expense	$1.25mm	$1.25mm
Depreciation and Amortization	$5.3mm	$5.4mm
Interest rate on indebtedness	8.8%	8.8%
Effective income tax rate	40%	40%

New York Stock Exchange Listing Application

The Company also notes that the listing requirements of the New York Stock Exchange require that Dice Holdings disclose that additional information is available upon which the New York Stock Exchange relied to list the Company, and is included in the Company’s listing application. Such information is available to the public upon request.

Conference Call Information

The Company will host a conference call to discuss second quarter 2007 financial results today at 8:30 AM Eastern Time.  Hosting the call will be Scot W. Melland, Chairman, President and Chief Executive Officer, and Michael P. Durney, Senior Vice President, Finance and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 800-706-7749 or for international callers by dialing 617-614-3474; the participant passcode is 32623938.  A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is 44529063. The replay will be available until August 22, 2007. The call will also be webcast live from the Company's website at www.diceholdingsinc.com under the investor relations section (www.investor.diceholdingsinc.com).

Contacts

Investor Relations

Don Tomoff or Tom Ryan, ICR Inc.

212.448.4181 | IR@dice.com

Media Relations

Rich Layne or Stephanie Sampiere, ICR Inc.

203.682.8224 | 203.682.8277

About Dice Holdings, Inc.

Dice Holdings, Inc. is a leading provider of specialized career websites for professional communities, including technology and engineering, capital markets and financial services, accounting and finance, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. Over more than 16 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets in North America, Europe, the Middle East, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures

Dice Holdings, Inc. (the “Company”) has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States ("GAAP") and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash share based compensation expense and add back of deferred revenue written off (“Adjusted EBITDA”), free cash flow and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company's management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.

Adjusted EBITDA

Adjusted EBITDA is a metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Amended and Restated Credit Facility, represents net income (loss) before interest expense, interest income, income tax expense, depreciation and amortization, non-cash stock compensation expense, extraordinary or non-recurring non-cash charges or expenses, and to add back the deferred revenues written off in connection with the Dice Inc. acquisition and the eFinancialGroup acquisition purchase accounting adjustments.

We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.

We present this discussion of Adjusted EBITDA because covenants in our Amended and Restated Credit Facility contain ratios based on this measure. Our Amended and Restated Credit Facility is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Amended and Restated Credit Facility that are based on Adjusted EBITDA may be violated and could cause, among other things, an inability to incur further indebtedness and in certain circumstances a default or mandatory prepayment under our Amended and Restated Credit Facility.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Pro Forma Adjusted EBITDA

Pro Forma Adjusted EBITDA is defined as Adjusted EBITDA (as defined above) with an addition for the Adjusted EBITDA of eFinancialCareers, as though we owned the business for all periods presented. We believe Pro Forma Adjusted EBITDA is an important non-GAAP measure as it provides a basis for comparing the current period performance against prior periods.

Free Cash Flow

We define free cash flow as net cash provided by operating activities from continuing operations minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period.

Net Debt

Net Debt is defined as total debt less cash and cash equivalents and marketable securities. We consider net debt to be an important measure of liquidity and an indicator of our ability to meet ongoing obligations. We also use net debt, among other measures, in evaluating our choices for capital deployment. Net Debt presented herein is a non-GAAP measure and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, and the failure to attract qualified professionals or grow the number of qualified professionals who use our websites. These factors and others are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, including our Registration Statement on Form S-1, as amended, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

You should keep in mind that any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Supplemental Information and Non-GAAP Reconciliations

On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. The supplemental schedules provided include:

Historical Quarterly Statement of Operations and Adjusted EBITDA Reconciliation

A quarterly statement of operations reflecting the results of each quarterly period for calendar year 2006 and the first two quarters of calendar year 2007 are provided. This information provides the reader with the information necessary to analyze Dice Holdings, Inc. over the recent past, as such information is unavailable since we were not a public company.

Historical Quarterly Statement of Cash Flows and Free Cash Flow Reconciliation

A quarterly statement of cash flows reflecting the results of each quarterly period for calendar year 2006 and the first two quarters of calendar year 2007 are provided. This information provides the reader with the information necessary to analyze Dice Holdings, Inc. over the recent past, as such information is unavailable since we were not a public company.

Quarterly Supplemental Data and Certain Non-GAAP Reconciliations

On this schedule, the Company provides certain non-GAAP information of each quarterly period for calendar year 2006 and the first two quarters of calendar year 2007 that we believe is useful to understanding the business operations of the Company. A discussion of the significant sections is below:

Adjusted Pro Forma Revenues By Segment

Adjusted pro forma revenues by segment reflects historical revenues adjusted for the addition of deferred revenue that was previously written off as part of purchase accounting adjustments related to the Dice Inc. and eFinancialCareers acquisitions. In addition, the Company has made an addition for revenues of eFinancialCareers, as though we owned the business for all periods presented, in order to provide a comparable revenue basis.

Add back of Deferred Revenue Written off in Acquisitions

Deferred revenue is a key metric of the Company’s business as it indicates a level of sales already made that will be recognized as revenue in the future. Dice Inc. had recorded deferred revenue of $16.1 million on its consolidated balance sheet, as of August 31, 2005, prior to purchase accounting adjustments related to its acquisition by Dice Holdings, Inc. As required by GAAP, in determining the fair value of the liabilities assumed under purchase accounting, the acquired deferred revenue is to be recorded at fair value to the extent it represents an assumed legal obligation. The Company estimated its obligation related to deferred revenue as a result of the Dice Inc. acquisition using the cost build-up approach, which determines fair value by estimating the costs related to fulfilling the obligation plus a normal profit margin. The estimated costs to fulfill the Company’s deferred revenue obligation in connection with the Dice Inc. acquisition were based on the Company’s expected future costs to fulfill its obligation to its customers. As a result, the Company recorded an adjustment to reduce the carrying value of deferred revenue by $6.0 million, to $10.1 million.

Similarly, the Company recorded deferred revenue for eFinancialGroup at the date of the acquisition of $3.6 million, prior to purchase accounting adjustments. The Company estimated its obligation related to deferred revenue based on future costs to fulfill its obligation to its customers. As a result, an adjustment was recorded to reduce the carrying value of deferred revenue for eFinancialGroup by $2.4 million, to $1.2 million.

Pro Forma Sales and Marketing Expense

Pro forma sales and marketing expense reflects historical sales and marketing expense adjusted for the addition of sales and marketing expenses for eFinancialCareers, as though we owned the business for all periods presented, in order to provide expense analysis comparable to our business operations today.

Segment Definitions:
DCS Online: Dice.com and ClearanceJobs.com
eFinancialCareers: eFinancialCareers worldwide, excluding the US
Other: Targeted Job Fairs, eFinancialCareers (US), JobsintheMoney.com, Dice India

(1) Deferred revenue adjustments are related to deferred revenue written off in application of purchase accounting. See discussion at "Supplemental Information and Non-GAAP Reconciliations".
(2) Reflects simple average of three months in each quarterly period.
(3) The Q3 2007 impact of deferred revenue written off will be $147 for eFinancialCareers and $101 for Other.

See below for reconciliation of most comparable GAAP measurement to Adjusted EBITDA: